EXHIBIT 21

                                  Q-MED, INC.,
                             a Delaware corporation

                            Schedule of Subsidiaries

Heart Map, Inc., a Delaware corporation, 83% owned.

Interactive Heart Management Corp., a Delaware corporation, 100% owned.